Articles of Association of Credit Suisse Group AG

Version of February 5, 2014

Articles of Association of Credit Suisse Group AG
I. Corporate Name, Registered Office, Duration and Purpose
II. Share Capital and Shares
III. Debt Capital
IV. The Governing Bodies of the Company
1. The General Meeting of Shareholders
2. The Board of Directors
3. The Independent Auditors and the Special Auditors
V. Financial Year and Allocation of the Net Profit
VI. Dissolution and Liquidation of the Company
VII. Official Notices and Announcements
VIII. Transitional Regulations

I. Corporate Name, Registered Office, Duration and Purpose

Art. 1
Corporate Name, Registered Office and Duration
A stock corporation under the name Credit Suisse Group AG (Credit Suisse Group SA) (Credit Suisse Group Ltd.) (the “Company”) is established with its registered office in Zurich, Switzerland. Its duration is unlimited.

Art. 2
Purpose
1 The purpose of the Company is to hold direct or indirect interests in all types of businesses in Switzerland and abroad, in particular in the areas of banking, finance, asset management and insurance. The Company has the power to establish new businesses, acquire a majority or minority interest in existing businesses and provide related financing.

2 The Company has the power to acquire, mortgage and sell real estate properties, both in Switzerland and abroad.

II. Share Capital and Shares

Art. 3
Share Capital and Shares
1 The fully paid-in share capital amounts to CHF 63,844,773.96 and is divided into 1,596,119,349 registered shares with a par value of CHF 0.04 each.

2 Upon a resolution being passed by the General Meeting of Shareholders, registered shares may be converted into bearer shares.

3 The Company may issue its shares in the form of single certificates, global certificates or uncertificated securities. The Company may convert the shares it issued in one form into another form at any time and without the approval of shareholders. Shareholders have no right to demand that issued shares be converted into another form. Shareholders may, however, at any time request that the Company issue a certificate for the registered shares that they hold according to the Share Register.

4 The Company recognizes only one representative for each share.

Art. 4
Share Register and Transfer of Shares
1 The Company recognizes as a shareholder the person whose name is entered in the Share Register.

2 A person who has acquired registered shares will, upon application, be entered without limitation in the Share Register as having voting rights provided that he or she expressly states that he or she has acquired the shares concerned in his or her own name for his or her own account.

3 Any person not expressly stating in his or her application for registration that the shares concerned have been acquired for his or her own account (hereinafter “nominees”) may be entered for a maximum of 2% of the total outstanding share capital with voting rights in the Share Register. In excess of this limit, registered shares held by a nominee will only be granted voting rights if such nominee declares in writing that he or she is prepared to disclose the name, address and shareholding of any person for whose account he or she is holding 0.5% or more of the outstanding share capital. Art.10, Section 2 shall apply correspondingly to nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated.

4 The transfer restrictions apply regardless of the way and the form in which the registered shares are kept in the accounts, and regardless of the provisions applicable to transfers.

5 The transfer of intermediated securities based on the Company’s shares, and the pledging of these intermediated securities as collateral, shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Transfer or pledging as collateral by means of written assignment are not permitted.

6 The Board of Directors will issue the necessary directives to ensure that the aforementioned provisions are complied with.

III. Debt Capital

Art. 5
Bond Issues
The Company may issue bonds, with or without security, including warrants and convertible issues, and may guarantee such issues by its subsidiaries.

IV. The Governing Bodies of the Company

Art. 6
The governing bodies of the Company shall be the following:
1. The General Meeting of Shareholders;

2. The Board of Directors;

3. The Independent Auditors.

1. The General Meeting of Shareholders

Art. 7
Authority and Duty to call a Meeting
1 The General Meeting of Shareholders shall ordinarily be called by the Board of Directors.

2 The ordinary General Meeting of Shareholders shall take place annually within six months after the close of the business year.

3 Extraordinary General Meetings of Shareholders shall take place as necessary. One or more shareholders whose combined holdings represent at least 10 percent of the share capital can also request that a meeting be called.

4 Shareholders representing shares with a par value of CHF 40,000 may require that a particular item appear on the agenda of the meeting.

5 The request to call a General Meeting of Shareholders must be submitted in writing and at the same time shares of the Company representing at least 10 percent of the share capital are to be deposited. The request to include a particular item on the agenda of the meeting, together with the relevant proposals, must be submitted in writing and at the same time shares of the Company with a par value of at least CHF 40,000 are to be deposited for safekeeping. The shares are to remain in safekeeping until the day after the General Meeting of Shareholders.

6 The request to include a particular item on the agenda, together with the relevant proposals, must be submitted to the Board of Directors not later than 45 days before the date of the meeting.

Art. 8
Powers
The General Meeting of Shareholders has the following powers which may not be delegated. It may amend the articles of association, elect the members of the Board of Directors, elect the Independent Auditors and Special Auditors, approve the annual report, the consolidated financial statements and the annual statutory financial statements, determine the allocation of the disposable profit, formally discharge the actions of the members of the Board of Directors and pass resolutions on all matters which have been reserved to its authority by law or by these articles of association or which have been submitted to the meeting by the Board of Directors.

Art. 9
Notice of Meetings
1 Notice of the General Meeting of Shareholders must be given at least 20 days before the meeting takes place. Notice of the meeting is to be published in the Swiss Gazette of Commerce (Schweizerisches Handelsamtsblatt).

2 The notice of the meeting must include the items on the agenda, the proposals submitted by the Board of Directors and by shareholders who have required that a meeting be held or that a particular item be included on the agenda.

3 No resolutions can be passed on proposals of which due notice has not been given, with the exception of those concerning the calling of an extraordinary General Meeting or the carrying out of a special audit.

Art. 10
Voting Rights
1 Subject to the provisions of Art. 4, Section 3 every share carries one vote at the General Meeting of Shareholders. However, except as set out in Sections 3-5 below, the shares for which a single shareholder can directly or indirectly exercise voting rights for his or her own shares or as a proxy may not exceed 2 percent of the total outstanding share capital.

2 For the purposes of the restrictions on voting rights as laid down in Section 1 above, legal entities, partnerships or groups of joint owners or other groups in which individuals or legal entities are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated shall be regarded as being a single shareholder. The same shall apply to individuals, legal entities or partnerships that act in concert (especially as a syndicate) with intent to evade the limitation on voting rights.

3 The restrictions on voting rights do not apply to the exercise of voting rights by representatives of a governing or executive body of the company who are designated by the Company as proxies (Art. 689c CO), or by persons designated by the Company as independent proxies (Art. 689c CO), or by persons acting as proxies for deposited shares (Art. 689d CO), provided all such persons have been instructed by shareholders to act as proxies.

4 Nor do the restrictions on voting rights apply to shares in respect of which the shareholder confirms to the Company in the application for registration that he or she has acquired the shares in his or her name for his or her own account and in respect of which the disclosure requirement set out in Section 6 below has been satisfied.

5 In addition, the restrictions on voting rights do not apply to shares which are registered in the name of a nominee, provided that this nominee furnishes the Company with the name, address and shareholding of the person(s) (as per definition in Section 2 above) for whose account he or she holds 0.5 percent or more of the total share capital outstanding at the time and for which he or she (or the beneficial owner, as appropriate) has satisfied the disclosure requirement set out in section 6 below. The Board of Directors has the right to conclude agreements with nominees concerning both their disclosure requirement and the exercise of voting rights.

6 The disclosure obligation must be discharged in accordance with Art. 20 of the Federal Act on Stock Exchange and Securities Trading of 24 March 1995 and the relevant ordinances and regulations.

7 The Board of Directors shall issue regulations regarding the proof of share ownership which is necessary in order to obtain voting cards.

Art. 11
Chairman/Chairwoman, Secretary
1 The Chairman/Chairwoman of the Board of Directors shall chair the General Meeting of Shareholders, and, in his or her absence, a Deputy Chairman/ Chairwoman or another member designated by the Board shall take the chair.

2 The General Meeting of Shareholders shall elect by a show of hands the tellers to count the votes at the meeting. Members of the Board of Directors, the Independent Auditors and employees of the Company shall not be eligible to act as tellers.

3 The Board of Directors shall nominate a secretary to take the minutes.

Art. 12
Quorums
1 The General Meeting of Shareholders may in principle pass resolutions without regard to the number of shareholders present at the meeting or represented by proxy.

2 Representation of at least half of the share capital is required for:

– conversion of registered shares into bearer shares;
– amendments to Art. 4, Section 3
– amendments to Art. 10, Sections 1-6
– dissolution of the Company.

3 This Article is subject to the mandatory provisions of the law and other provisions of these articles of association.

Art. 13
Resolutions/Required Majorities
1 Resolutions and elections by the General Meeting of Shareholders require the approval of an absolute majority of the votes represented at the meeting, except as otherwise prescribed by mandatory provisions of law or by other provisions of these articles of association. In the case of an equality of votes, elections and resolutions shall be decided by the casting vote of the person chairing the meeting.

2 The conversion of registered shares into bearer shares, the dissolution of the Company and amendments to Art. 4, Section 3 of these articles of association require the approval of at least three-quarters of the votes cast. Amendments to Art. 10, Sections 1-6 require the approval of at least seven-eighths of the votes cast.

3 The Chairperson may allow elections and ballots to be conducted by a show of hands, by written ballot or by electronic means. He or she has all the powers required to conduct the General Meeting in an orderly fashion.

Art. 14
Minutes
The person chairing the meeting and the secretary of the meeting are to sign the minutes of the meeting.

2. The Board of Directors

Art. 15
Election and Term of Office
1 The Board of Directors shall consist of a minimum of seven Members.

2 Each Member of the Board of Directors shall be elected individually for a period of three years and shall be eligible for re-election. One year of office is understood to be the period of time from one ordinary General Meeting of Shareholders to the close of the next ordinary General Meeting.

Art. 16
Powers and Responsibilities
1 The Board of Directors shall decide on all matters which have not been reserved for or conferred on another governing body of the Company by law by these articles of association or by other regulations.

2 The Board of Directors determines those who have signatory power and the nature of the signatory power required. A document signed on behalf of the Company is binding on the Company only when it carries the signatures of two authorized signatories.

Art. 17
Delegation of Powers
The Board of Directors may delegate the management of the Company wholly or partly to committees of the Board, individual Members of the Board or third parties, in accordance with the regulations governing the conduct of business of the Company.

Art. 18
Quorum/Required Majorities
1 A majority of the members of the Board of Directors must be present in person in order to pass resolutions; there is no presence quorum requirement for resolutions on authorized capital increases, for resolutions on amendments and acknowledgements by the Board in connection with capital increases, or for the acknowledgement of an event triggering conversion of the conversion capital. For resolutions carried out by circular letter, a majority of the members of the Board of Directors must cast their votes.

2 Resolutions of the Board of Directors require the approval of an absolute majority of the votes cast. In the case of an equality of votes, decisions shall be determined by the casting vote of the person chairing the meeting.

Art. 19
Minutes
Minutes shall be kept of the proceedings and resolutions of the Board of Directors. The minutes shall be signed by the person chairing the meeting and the secretary.

Art. 20
Remuneration of Directors
The Board of Directors shall be appropriately remunerated for its services in an amount to be determined by itself.

3. The Independent Auditors and the Special Auditors

Art. 21
Appointment and Duties
The Independent Auditors shall be elected by the General Meeting of Shareholders for one year and shall be responsible for carrying out all functions and duties incumbent upon them by law.

The special auditors shall be elected by the General Meeting of Shareholders for the term of one year and shall be responsible for the special audit reports in connection with qualified capital increases (Art. 652f CO).

V. Financial Year and Allocation of the Net Profit

Art. 22
Financial Year
The Company’s financial year shall be determined by the Board of Directors.

Art. 23
Allocation of disposable Profit
The allocation of the disposable profit shall be made by the General Meeting of Shareholders. The distributions of a dividend and the establishment and utilization of special reserves, if any, shall be decided by the General Meeting of Shareholders in accordance with Art. 671 ff of the Swiss Code of Obligations.

VI. Dissolution and Liquidation of the Company

Art. 24
Should the Company be dissolved, the Board of Directors shall carry out the liquidation unless the General Meeting of Shareholders decides otherwise.

VII. Official Notices and Announcements

Art. 25
Publication
1 The Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt) shall be the official medium for publication of the Company’s notices and announcements.

2 Notices and announcements to the shareholders shall be made in the Swiss Commercial Gazette (Schweizersches Handelsamtsblatt), insofar as the law does not prescribe some other manner of publication.

VIII. Transitional Regulations

Art. 26
Conditional Capital
1 The Company’s share capital pursuant to Art. 3 of the Articles of Association shall be increased by an amount not exceeding CHF 16 000 000 through the issue of a maximum of 400 000 000 registered shares, to be fully paid in, each with a par value of CHF 0.04 through the voluntary or compulsory exercise of conversion rights and/or warrants granted in connection with bonds or other financial market instruments of Credit Suisse Group AG, or any of its Group companies, or through compulsory conversion of contingent convertible bonds (CoCos) or other financial market instruments of Credit Suisse Group AG, or any of its Group companies, that allow for contingent compulsory conversion into shares of the Company.

Shareholders’ subscription rights are excluded. Holders of financial market instruments with conversion features and/or of warrants are entitled to subscribe to the new shares. The Board of Directors fixes the conversion/warrant conditions.

The acquisition of shares through the exercise of conversion rights and/or warrants, or through the conversion of financial market instruments with conversion features, and any subsequent transfer of the shares are subject to the restrictions set out under Art. 4 of these Articles of Association.

2 Contingent capital pursuant to Art. 26 of the Articles of Association is made available, subject to para. 3, exclusively for the purpose of increasing share capital through the conversion of bonds or other financial market instruments of Credit Suisse Group AG, or any of its Group companies, that allow for contingent compulsory conversion into the Company’s shares and that are issued in order to fulfil or maintain compliance with regulatory requirements of the Company and/or any of its Group companies (contingent convertible bonds).

The Board of Directors is authorized when issuing such contingent convertible bonds to exclude shareholders’ preferential subscription rights if these bonds are issued on the national or international capital markets (including private placements with selected strategic investors).

If preferential subscription rights are restricted or excluded by resolution of the Board of Directors when contingent convertible bonds are issued:

(i) the contingent convertible bonds must be issued at prevailing market conditions,

(ii) the setting of the issue price of the new shares must take due account of the stock market price of the shares and/or comparable instruments priced by the market at the time of issue or time of conversion, and

(iii) conditional conversion features may remain in place indefinitely.

3 Up to CHF 4,000,000 of the conditional capital pursuant to Art. 26 of the Articles of Association shall also be available for share capital increases executed through the voluntary or compulsory exercise of conversion rights and/or warrants granted in connection with bonds or other financial market instruments of Credit Suisse Group AG or any of its Group companies (equity-related financial market instruments).

The Board of Directors is authorized to exclude shareholders’ preferential subscription rights when such equity-related financial market instruments are issued provided these instruments are being issued to finance or refinance the acquisition of companies, parts of companies, participations or new investment projects, and/or if the instruments are issued on the national or international capital markets.

If shareholders’ preferential subscription rights are restricted or excluded for such equity-related financial market instruments:

(i) these equity-related financial market instruments must be issued at prevailing market conditions,

(ii) the issue price of the new shares must be set at market conditions taking due account of the stock market price of the shares and/or comparable instruments priced by the market, and

(iii) it should be possible to exercise the conversion rights for a maximum of 15 years and to exercise warrants for a maximum of 7 years from the relevant issue date.

Art. 26a
Deleted

Art. 26b
1 The share capital as per Art. 3 of the Articles of Association is to be increased through the exercise of subscription rights by not more than CHF 441,983.92 through the issue of a maximum of 11,049,598 registered shares, each with a par value of CHF 0.04, to be fully paid in. Upon acquisition, the new shares will be subject to the transfer restriction to Art. 4 of the Articles of Association.

2 The preferential subscription right of present shareholders is excluded in favor of the staff, at all levels, and of Members of the Board of Directors of Credit Suisse Group and its Group companies. The shares shall be issued in accordance with the guidelines adopted by the Board of Directors, as amended from time to time. They may be issued at a price which is below their market value.

Art. 26c
Conversion Capital
1 The Company’s share capital pursuant to Art. 3 of the Articles of Association shall be increased by an amount not exceeding CHF 6,000,000 through the issue of a maximum of 150,000,000 registered shares, to be fully paid in, each with a par value of CHF 0.04, through the compulsory conversion upon occurrence of the trigger event of claims arising out of contingent convertible bonds (CoCos) of Credit Suisse Group AG or any of its Group companies, or of other financial market instruments of Credit Suisse Group AG or any of its Group companies, that provide for a contingent or unconditional compulsory conversion into shares of the Company.

2 Shareholders’ preemptive rights are excluded. Holders of financial market instruments with conversion features are entitled to subscribe to the new shares.

3 Shareholders’ preferential subscription rights with regard to financial market instruments with conversion features will be granted. If a quick placement of contingent convertible bonds (CoCos) in large tranches is required, the Board of Directors is authorized to exclude shareholders’ preferential subscription rights. In such circumstances, these contingent convertible bonds (CoCos) must be issued at prevailing market conditions.

4 The Board of Directors determines the issue price of the new shares taking due account of the stock market price of the shares and/or comparable instruments.

5 The acquisition of shares through the conversion of financial market instruments with conversion features, and any subsequent transfer of the shares are subject to the restrictions set out under Art. 4 of these Articles of Association.

Art. 27
Authorized Capital
1 The Board of Directors is authorized, at any time until April 26, 2015, to increase the share capital, as per Art. 3 of the Articles of Association to a maximum of CHF 4,497,908.52 through the issuance of a maximum of 112,447,713 registered shares, to be fully paid up, each with a par value of CHF 0.04, of which 12,447,713 registered shares are reserved exclusively for issuance to shareholders in connection with a stock dividend. Increases by underwriting as well as partial increases are permissible. The issue price, the time of dividend entitlement, and the type of contribution will be determined by the Board of Directors. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 4 of the Articles of Association.

2 The Board of Directors is authorized to exclude shareholders’ subscription rights in favor of third parties if the new registered shares are used for (a) the acquisition of companies, segments of companies or participations in the banking, finance, asset management or insurance industries through an exchange of shares or (b) for financing/refinancing the acquisition of companies, segments of companies or participa tions in these industries, or new investment plans. If commitments to service convertible bonds or bonds with warrants are assumed in connection with company takeovers or investment plans, the Board of Directors is authorized, for the purpose of fulfilling delivery commitments under such bonds, to issue new shares excluding the subscription rights of shareholders.

3 Shareholders’ subscription rights relating to a maximum of 12,447,713 registered shares, which are reserved for the stock dividend, are granted. The payment of these new registered shares at a par value of CHF 0.04 each will be made out of the reserves from capital contributions. No subscription rights will be traded. The Board of Directors is authorized to determine other manners of exercising the subscription rights.

4 The Board of Directors may allow subscription rights that are not exercised to expire without compensation, or it may sell the subscription rights or the registered shares for which they were granted at market conditions on the market or otherwise use them in the interest of the Company.

Art. 27a
Deleted

Art. 28
Deleted

Art. 28a
Deleted

Art. 28b
Deleted

Art. 28c
Deleted

Art. 28d
Deleted

Art. 28e
Deleted

Art. 28f
Deleted

Art. 28g
In accordance with the agreement on non-cash capital contribution of 25./26. August 2008, the Company has acquired from 6811965 Canada Limited, Montreal, Canada, 16’879’121 class A common shares and 1’780’000 class B supervoting shares of Asset Management Finance Corporation, Delaware, USA, with a total value and a total price of CHF 420’249’574.56. The class A common shares have a par value of USD 5 each and the class B supervoting shares have no par value. Settlement has been effected by transfer to 6811965 Canada Limited of 8’425’212 fully paid-in registered shares of the Company with a par value of CHF 0.04 per share. The issue price per share is CHF 49.88. The sum of CHF 419’912’566.08, being the amount by which the price paid exceeds the par value of the new shares (CHF 337’008.48), is retained by the Company as a share premium.

Art. 29
Deleted
The above text is a translation of the original German articles of association (Statuten) which constitute the definitive text and are binding in law.

Zurich, February 5, 2014

CREDIT SUISSE GROUP AG
Paradeplatz 8
CH-8070 Zurich
Switzerland
www.credit-suisse.com